Exhibit 99.1

NEWS RELEASE

APACHE AND ALTUS MIDSTREAM ANNOUNCE NEW ALTUS MIDSTREAM CEO

HOUSTON, Jan. 16, 2019 – Apache Corporation (NYSE, Nasdaq: APA) and Altus Midstream Company (“Altus”) (Nasdaq: ALTM) today announced the appointment of Clay Bretches as CEO of Altus Midstream, effective immediately. Bretches will also serve as a member of the Altus board of directors and as Apache’s senior vice president, U.S. Midstream Operations. Brian Freed, CEO of Altus since its inception, will continue in his role as Apache’s senior vice president, Midstream and Marketing.

“We are very pleased to welcome Clay Bretches to the Altus and Apache teams. Clay’s wealth of experience across the industry and operational expertise has prepared him well to lead Altus through this critical period of rapid growth,” said John J. Christmann IV, CEO and president, Apache. “We also want to recognize Brian Freed for his outstanding leadership and commercial vision, which was critical to the creation of Altus – a one-of-a-kind Permian Basin C-corp with tremendous growth prospects and wellhead-to-water connectivity.”

Previously, Bretches served as the president and CEO of Sendero Midstream since 2014 and in various leadership roles at Anadarko for 14 years prior to that. At Anadarko, Bretches served as vice president, E&P Services and Minerals from 2010 to 2014, providing commercial, technical and logistical support to the company’s global operations. From 2005 to 2010, he held the position of vice president, Marketing and Minerals, leading Anadarko’s worldwide marketing team for crude oil, natural gas and natural gas liquids and was instrumental in the formation of Western Gas Partners, a midstream MLP. Earlier in his career, Bretches led the crude oil marketing and midstream operations for Vastar Resources and worked as an engineer for ARCO on various drilling, completion and reservoir engineering projects in West Texas and the midcontinent.

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“Clay’s extensive midstream experience and track record give me great confidence in his ability to lead Altus and execute the build-out plan, which will be critical to the company’s success,” said Kevin McCarthy, vice chairman, Kayne Anderson Capital Advisors, L.P. and director, Altus Midstream. “It’s my pleasure to welcome him to the company.”

Bretches received a Bachelor of Science in petroleum engineering from Texas A&M University and an MBA from The University of Texas at Austin. He was commissioned as an officer into the U.S. Army Corps of Engineers from Texas A&M University and served in various leadership positions in the U.S. Army Reserve. Bretches serves on the advisory council of the Electric Power Research Institute and is the past board of directors president of the Juvenile Diabetes Research Foundation – Gulf Coast Chapter.

About Altus Midstream

Altus Midstream Company is a pure-play, Permian Basin midstream C-corporation. Altus and/or its subsidiaries own substantially all of the gas gathering, processing and transportation assets servicing Apache Corporation’s production in the Alpine High play in the Delaware Basin; a 15 percent equity interest in the Gulf Coast Express Pipeline Project; and options for equity participation in four other gas, natural gas liquids and crude oil pipeline projects from the Permian Basin, three of which go to various points along the Texas Gulf Coast. Altus posts announcements, operational updates, investor information and press releases on its website, www.altusmidstream.com.

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About Apache

Apache Corporation is an oil and gas exploration and production company with operations in the United States, Egypt and the United Kingdom. Apache posts announcements, operational updates, investor information and press releases on its website, www.apachecorp.com, and on its Media and Investor Center mobile application, which is available for free download from the Apple App Store and the Google Play store.

Contacts for Apache and Altus Midstream

Media:	(713) 296-7276 Phil West

Investors:	(281) 302-2286 Gary Clark

Websites:	www.altusmidstream.com, www.apachecorp.com

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